Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robert S. Schneider

U.S.I. Holdings Corporation 914-749-8502 rschneider@usi.biz

U.S.I. Holdings Corporation Reports Third Quarter Results and Other Matters

Highlights:

For the quarter ended September 30, 2004 as compared to the same quarter in the prior year:

•	Consolidated revenues increased 20.7% to $105.0 million

•	Consolidated organic revenue growth of 3.6%

•	Consolidated organic revenue growth of commissions and fees of 4.3%

•	Income from continuing operations before income tax expense increased 58.6%

•	Closed one acquisition expected to add $10 million in annualized revenues

•	Announced agreement in principle to acquire Summit Global Partners, expected to add approximately $68 million in annualized revenues

Briarcliff Manor, NY, October 28, 2004 – U.S.I. Holdings Corporation (“USI”), (NASDAQ:USIH):

USI today reported financial results for the third quarter ended September 30, 2004.

Revenues for the quarter increased $18.0 million, or 20.7%, to $105.0 million from $87.0 million for the comparable period in 2003. The revenue increase reflects the impact of acquisitions of $14.9 million and organic growth of $3.1 million. Consolidated organic revenue growth (which excludes the net impact of businesses acquired and/or divested) was 3.6% for the quarter. Contingent commissions for the three months were $1.2 million, as compared to $1.5 million for the three months ended September 30, 2003.

Revenues for the first nine months increased $42.3 million, or 16.6%, to $298.1 million from $255.8 million for the comparable period in 2003. The revenue increase reflects the impact of acquisitions of $36.5 million and organic growth of $5.8 million. Consolidated organic revenue growth was 2.3% for the first nine months of 2004, reflecting organic revenue growth of $9.4 million, or 4.2%, in our Insurance Brokerage segment’s commissions and fees, partially offset by an organic revenue decrease in contingent commissions of $0.6 million. Contingent commissions were $17.0 million in the first nine months of 2004 as compared to $16.1 million in the first nine months of 2003. Additionally, consolidated organic revenue growth was negatively impacted by an organic revenue decrease in our Specialized Benefits segment’s revenues of $2.4 million, or 18.6%, due primarily to two prior year life insurance transactions which resulted in $4.2 million of revenues in the first quarter of 2003.

Income from continuing operations before income tax expense for the quarter increased $2.9 million, or 58.6%, to $8.0 million from $5.1 million in the third quarter of 2003. Income from continuing operations before income tax expense was negatively impacted in the three months ended September 30, 2003 by a $4.0 million charge for the early extinguishment of debt. In the third quarter of 2004, the Company recorded a $1.0 million expense for the final termination of a contract related to an operation that was divested in 2003.

Income from continuing operations before income tax expense for the first nine months increased $9.0 million, or 50.9%, to $26.8 million from $17.8 million for the comparable period in 2003. The increase was due primarily to acquisitions, offset by related increases in amortization and interest expense and expenses related to the contract termination charge and a net increase in expense for the corporate move and Sarbanes-Oxley 404 compliance preparation. Additionally, the charge on early extinguishment of debt negatively affected the nine month period ended September 30, 2003. Contingent commissions contributed approximately $17.0 million to income from continuing operations before income tax expense for the first nine months of 2004, a $0.9 million increase over the $16.1 million of contingent commissions received in the first nine months of 2003.

The income tax provision for the quarter was $3.1 million compared to $0.5 million for the comparable period in 2003. The income tax provision for the first nine months of 2004 was $11.0 million compared to $0.6 million for the comparable period in 2003. The income tax provision for both periods increased because USI realized the benefits of its net operating loss carry-forward in 2003. Income from continuing operations was $0.10 on a basic and diluted basis for the quarter ended September 30, 2004 and 2003, respectively. For the nine month period, income from continuing operations was $0.33 and $0.32 on a basic and diluted basis, respectively, as compared to $0.38 and $0.37, respectively, for the comparable period in 2003.

EBITDA margin (EBITDA as a percentage of revenues) for the quarter was 18.4%, compared to 21.5% for the third quarter of 2003. For the first nine months, EBITDA margin was 19.4% compared to 20.9% for the comparable period in 2003. The decline for the quarter is due to a number of items, including, the contract termination charge, the impact of lower contingent commissions and other income, an increase in net expense related to the corporate move and Sarbanes-Oxley 404 compliance preparation and an increase in stock-based compensation related to restricted stock units. The decline for the nine months is primarily due to the lower life insurance revenues this year and by increased costs associated with Sarbanes-Oxley 404 compliance preparation.

On September 8, 2004, USI announced that it had reached an agreement in principle to acquire Dallas, TX headquartered Summit Global Partners (“SGP”). Established in 1996, SGP is, according to published sources, the 14th largest privately held insurance brokerage firm in the United States. SGP specializes in risk management and employee benefits for middle market companies throughout the U.S. SGP is expected to contribute approximately $68 million in annualized revenues to USI. The transaction, subject to customary closing conditions, is expected to occur in the fourth quarter of 2004.

“We are pleased with the strong increase in income from continuing operations before income tax expense, improving organic revenue growth and acquisition activities,” said David L. Eslick, Chairman, President and CEO. Mr. Eslick added, “we have a few items which impacted margins for the quarter, but are confident in the execution of our core business model.”

As reported earlier, USI has received a subpoena from the Office of the Attorney General of the State of Connecticut requesting documents and seeking information as part of an industry-wide investigation relating to pricing and placement of insurance. Additionally, USI has been advised by a representative of the Office of the Attorney General of the State of New York that USI should expect to receive a subpoena for information in connection with its continuing investigation of the insurance industry. USI plans to cooperate fully with the Attorney Generals’ requests. Commenting on the current scrutiny of compensation practices in the insurance industry, Mr. Eslick stated: “USI does not endorse or condone the types of unlawful practices alleged in the New York Attorney General’s complaint against certain industry companies, including bid-rigging, soliciting fictitious quotes, or otherwise unlawfully manipulating the marketing process. Moreover, in order to ensure that we meet the highest legal and ethical standards, USI has engaged outside counsel to provide legal advice in connection with a review of our internal operations.” Mr. Eslick further noted that, “as a result of recent developments in the insurance industry, we expect that contingent commission arrangements, as presently known within the industry, will not continue and we intend to conduct our business in the future with that assumption in mind. We intend to promptly engage our insurance carriers in order to redesign an appropriate compensation structure that values the role we play in the distribution of insurance products.”

USI will hold a conference call and audio webcast to review the results at 8:30 AM (EDT) on Friday, October 29, 2004. To access the audio webcast, please visit USI’s website at www.usi.biz on Friday October 29, 2004, and follow the link. To access the conference call, dial toll free (800) 450-0785 or (612) 332-0637 for international callers, five minutes before the teleconference. A replay of the conference call will be available on the Investor Relations section of the USI website (www.usi.biz).

This press release contains certain statements relating to future results which are forward-looking statements within the meaning of that term as found in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. It is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. Some factors include: USI’s ability to grow revenues organically and expand its margins; successful acquisition consummation and integration; errors and omissions claims; resolution of regulatory issues and other legal claims, including those related to compensation arrangements with insurance companies, the actual cost of resolution of contingent liabilities and passage of new legislation subjecting our business to regulation in jurisdictions where we operate; USI’s ability to attract and retain key sales and management professionals; USI’s level of indebtedness and debt service requirements; downward commercial property and casualty premium pressures; the competitive environment; and general economic conditions around the country. USI’s ability to grow has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to USI. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

This press release includes supplemental financial information which contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this financial information to accounting principles generally accepted in the United States (GAAP) information follows. USI presents such non-GAAP supplemental financial information because such information is of interest to the investment community owing to the fact that it provides additional meaningful methods of evaluating certain aspects of USI’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, USI’s consolidated statements of operations for the three and nine months ended September 30, 2004 and 2003.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 64 offices in 19 states. Additional information about USI, including instructions for the quarterly conference call, may be found at www.usi.biz.

U.S.I. Holdings Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Amounts in Thousands, Except Per Share Data)
Revenues:
Commissions and fees	$104,634	$86,205	$297,164	$253,898
Investment income	314	770	961	1,883

Total Revenues	104,948	86,975	298,125	255,781

Expenses:
Compensation and employee benefits	60,793	49,470	173,051	147,580
Other operating expenses	24,811	18,767	67,212	54,830
Amortization of intangible assets	6,687	5,461	18,208	16,131
Depreciation	2,253	2,200	6,522	7,265
Interest	2,360	1,957	6,317	8,157
Early extinguishment of debt	—	4,049	—	4,049

Total Expenses	96,904	81,904	271,310	238,012

Income from continuing operations before income tax expense	8,044	5,071	26,815	17,769
Income tax expense	3,140	507	11,024	594

Income From Continuing Operations	4,904	4,564	15,791	17,175
Income from discontinued operations, net	—	421	—	328

Net Income	$4,904	$4,985	$15,791	$17,503

Per Share Data - Basic and Diluted:
Basic:
Income from continuing operations	$0.10	$0.10	$0.33	$0.38
Income from discontinued operations, net	—	0.01	—	0.01

Net Income Per Common Share	$0.10	$0.11	$0.33	$0.39

Diluted:
Income from continuing operations	$0.10	$0.10	$0.32	$0.37
Income from discontinued operations, net	—	0.01	—	0.01

Net Income Per Common Share	$0.10	$0.11	$0.32	$0.38

Weighted-Average Number of Shares Outstanding:
Basic	48,841	45,885	47,987	45,232
Diluted	49,720	46,409	48,978	45,471

U.S.I. Holdings Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
	(Amounts in Thousands, Except Per Share Data)
Assets
Current assets:
Cash and cash equivalents	$10,271	$46,137
Fiduciary funds—restricted	85,293	77,023
Premiums and commissions receivable, net of allowance for bad debts and cancellations of $4,547 and $3,355, respectively	181,345	175,088
Other	17,641	15,059
Deferred tax asset	7,617	13,425
Current assets held for discontinued operations	—	288

Total current assets	302,167	327,020

Goodwill	312,671	225,237

Other intangible assets	287,085	243,638
Accumulated amortization	(167,175)	(149,961)

Other intangible assets, net	119,910	93,677

Property and equipment, net	23,828	20,680
Other assets	4,125	3,433

Total Assets	$762,701	$670,047

Liabilities and Stockholders’ Equity
Current liabilities:
Premiums payable to insurance companies	$199,406	$186,413
Accrued expenses	41,407	43,751
Current portion of long-term debt	15,486	18,725
Other	16,955	7,568

Total current liabilities	273,254	256,457

Long-term debt	162,596	141,296
Deferred tax liability	10,999	8,248
Other liabilities	6,700	1,184

Total Liabilities	453,549	407,185

Commitments and contingencies

Stockholders’ equity:
Preferred stock—voting—par $.01, 87,000 shares authorized; no shares issued and outstanding	—	—
Common stock—voting—par $.01, 300,000 shares authorized; 49,323 and 46,681 shares issued, respectively	493	467
Common stock—non-voting—par $.01, 10,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	560,274	524,573
Accumulated deficit	(246,387)	(262,178)
Less treasury stock at cost, 227 and -0- shares, respectively	(3,297)	—
Less unearned compensation, restricted stock	(1,931)	—

Total Stockholders’ Equity	309,152	262,862

Total Liabilities and Stockholders’ Equity	$762,701	$670,047

U.S.I. Holdings Corporation and Subsidiaries

Calculation of EBITDA and Income from Continuing Operations plus Amortization of Intangible Assets

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2004		2003		2004		2003
	(Dollars in Thousands)
Revenues	$104,948		$86,975		$298,125		$255,781

Compensation and employee benefits	60,654		49,470		172,773		147,580
Other operating expenses	24,774		18,767		67,100		54,830
Equity grants	176		—		390		—

EBITDA (a)	19,344	18.4%	18,738	21.5%	57,862	19.4%	53,371	20.9%

Amortization of intangible assets	6,687		5,461		18,208		16,131
Depreciation	2,253		2,200		6,522		7,265
Interest	2,360		1,957		6,317		8,157
Early extinguishment of debt	—		4,049		—		4,049

Income from continuing operations before income tax expense	8,044	7.7%	5,071	5.8%	26,815	9.0%	17,769	6.9%
Income tax expense	3,140		507		11,024		594

Income from continuing operations in accordance with GAAP	4,904		4,564		15,791		17,175
Addback: Amortization of intangible assets	6,687		5,461		18,208		16,131

Income from continuing operations plus amortization of intangible assets (b)	$11,591		$10,025		$33,999		$33,306

(a)	USI defines EBITDA as Income from continuing operations plus interest expense, income tax expense, depreciation expense and amortization expense. USI presents EBITDA because it is a relevant and useful indicator of operating profitability. EBITDA is relevant owing to USI’s leveraged approach to its capital structure and resulting significant amount of interest expense, and USI’s accounting for all acquisitions using the purchase method of accounting and resulting significant amount of amortization of intangible assets. EBITDA margin (EBITDA as a percentage of revenues) is presented because it is a relevant and useful indicator of operating efficiency. USI uses EBITDA and EBITDA margin in budgeting, evaluating operating company performance and in operating company incentive plans. These financial measures should not be considered as an alternative to other financial measures determined in accordance with GAAP.
(b)	USI presents Income from continuing operations plus amortization of intangible assets because it is a relevant and useful indicator of its ability to generate cash earnings. Income from continuing operations plus amortization of intangible assets is relevant owing to the significant amount of amortization of intangible assets resulting from accounting for all acquisitions using the purchase method of accounting. Additionally, USI believes that investors in its stock use Income from continuing operations plus amortization of intangible assets to compare USI with its peers and for valuation purposes. This financial measure should not be considered as an alternative to other financial measures determined

U.S.I. Holdings Corporation and Subsidiaries

Calculation of Revenue Growth, excluding Net Acquired Businesses (Organic Growth/Decline)

	For the Three Months Ended September 30,
	Revenues		Change		Adjustment for Net Acquired Businesses	Organic Growth/ Decline
	2004	2003	Amount	Percent
	(Dollars in Thousands)
Consolidated
Commissions and Fees	$102,703	$84,345	$18,358	21.8%	$(14,718)	4.3%
Contingents and Overrides	1,209	1,480	(271)	-18.3%	(19)	-19.6%
Other Income	1,036	1,150	(114)	-9.9%	(121)	-20.4%

Total Revenues	$104,948	$86,975	$17,973	20.7%	$(14,858)	3.6%

Insurance Brokerage
Commissions and Fees	$95,028	$79,664	$15,364	19.3%	$(12,424)	3.7%
Contingents and Overrides	1,209	1,480	(271)	-18.3%	(19)	-19.6%
Other Income	973	942	31	3.3%	(121)	-9.6%

Total Revenues	$97,210	$82,086	$15,124	18.4%	$(12,564)	3.1%

Specialized Benefits Services
Commissions and Fees	$7,675	$4,681	$2,994	64.0%	$(2,294)	15.0%
Contingents and Overrides	—	—	—	—	—	—
Other Income	1	—	1	—	—	—

Total Revenues	$7,676	$4,681	$2,995	64.0%	$(2,294)	15.0%

Corporate
Commissions and Fees	$—	$—	$—	—	$—	—
Contingents and Overrides	—	—	—	—	—	—
Other Income	62	208	(146)	-70.2%	—	-70.2%

Total Revenues	$62	$208	$(146)	-70.2%	$—	-70.2%

	For the Nine Months Ended September 30,
	Revenues		Change		Adjustment for Net Acquired Businesses	Organic Growth
	2004	2003	Amount	Percent
	(Dollars in Thousands)
Consolidated
Commissions and Fees	$277,813	$235,569	$42,244	17.9%	$(33,990)	3.5%
Contingents and Overrides	17,044	16,051	993	6.2%	(1,635)	-4.0%
Other Income	3,268	4,161	(893)	-21.5%	(899)	-43.1%

Total Revenues	$298,125	$255,781	$42,344	16.6%	$(36,524)	2.3%

Insurance Brokerage
Commissions and Fees	$265,183	$224,121	$41,062	18.3%	$(31,696)	4.2%
Contingents and Overrides	17,044	16,051	993	6.2%	(1,635)	-4.0%
Other Income	3,022	2,574	448	17.4%	(899)	-17.5%

Total Revenues	$285,249	$242,746	$42,503	17.5%	$(34,230)	3.4%

Specialized Benefits Services
Commissions and Fees	$12,630	$11,448	$1,182	10.3%	$(2,294)	-9.7%
Contingents and Overrides	—	—	—	—	—	—
Other Income	5	1,255	(1,250)	-99.6%	—	-99.6%

Total Revenues	$12,635	$12,703	$(68)	-0.5%	$(2,294)	-18.6%

Corporate
Commissions and Fees	$—	$—	$—	—	$—	—
Contingents and Overrides	—	—	—	—	—	—
Other Income	241	332	(91)	-27.4%	—	-27.4%

Total Revenues	$241	$332	$(91)	-27.4%	$—	-27.4%